Exhibit 3.1

ARTICLES OF INCORPORATION OF

PNM RESOURCES, INC.,
as amended through October 27, 2008

[Seal of the State of New Mexico]

OFFICE OF THE
PUBLIC REGULATION COMMISSION

CERTIFICATE OF AMENDMENT

OF

PNM RESOURCES, INC.

3356573

The Public Regulation Commission certifies that duplicate originals of the Articles of Amendment attached hereto, duly signed and verified pursuant to the provisions of the
BUSINESS CORPORATION ACT
(53-11-1 TO 53-18-12 NMSA 1978)
have been received by it and are found to conform to law.

Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Certificate of Amendment and attaches hereto a duplicate original of the Articles of Amendment.

Dated:  OCTOBER 27, 2008

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed    by   its   Chairman   and   the   seal   of   said
Commission to affixed at the City of Santa Fe

 /s/ Jason Marks
Chairman

/s/Ann Echols
Bureau Chief

FILED IN OFFICE OF
NM PUBLIC REG. COMM.
OCT 27 2008
CORPORATION BUREAU
STATEMENT OF RESOLUTIONS ESTABLISHING
A SERIES OF PREFERRED STOCK OF
PNM RESOURCES, INC.

Convertible Preferred Stock, Series A

Pursuant to the provisions of NMSA 1978, Section 53-11-16 (2001), and Article IV of the Restated Articles, as amended, of PNM Resources, Inc. (the “Corporation”), the Board of Directors of the Corporation has duly adopted the following resolutions on July 29, 2008, establishing a series of Preferred Stock of the Corporation and fixing the designation, preferences, privileges and voting powers of such series and the restrictions and limitations thereon:

RESOLVED,  that  there is hereby established a series of Preferred Stock of the Corporation with the designations, preferences, privileges and voting powers, and restrictions and limitations, as follows (capitalized terms used in these resolutions having the respective meanings specified in the Restated Articles, as amended, of the Corporation):

ARTICLE I

A.          Creation, Designation and Amount of Series of Preferred Stock.  A series of the Preferred Stock is hereby created as follows: The shares of such series (the “Preferred Shares” shall be designated as “Convertible Preferred Stock, Series A”, and the number of shares constituting such Preferred Stock shall be five hundred thousand (500,000).

B.          Dividends and Distributions.  In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of a dividend, distribution or spin-off) on its Common Stock, other than (i) a distribution made in compliance with the provisions of Section F of this Article I or (ii) a dividend or distribution made in Common Stock, the holders of the Preferred Shares shall be entitled (unless such right shall be waived by the affirmative vote or consent of the holders of at least two-thirds of the number of the then outstanding Preferred Shares) to receive from the Corporation with respect to each Preferred Share held, any dividend or distribution that would be received by a holder of the number of shares (including fractional shares) of Common Stock into which such Preferred Share is convertible on the record date for such dividend or distribution, with fractional shares of Common Stock deemed to be entitled to the corresponding fraction of any dividend or distribution that would be received by a whole share.  Any such dividend or distribution shall be declared, ordered, paid and made at the same time such dividend or distribution is declared, ordered, paid and made on the Common Stock.  No dividend or distribution shall be declared, ordered, paid or made on the Common Stock unless the dividend or distribution on the Preferred Shares provided for by this paragraph shall be declared, ordered, paid or made at the same time.

C.          Conversion Rights.  Each Preferred Share is convertible at the option of the holder thereof into one Conversion Unit at any time.  A Conversion Unit will initially be ten (10) shares of Common Stock of the Corporation adjusted as follows:

(i)           Stock splits, combinations, reclassifications etc.    In case the Corporation shall at any time or from time to time declare a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock or subdivide or reclassify  the outstanding shares  of Common Stock  into a greater number of shares or combine or reclassify  the outstanding shares  of Common Stock  into a smaller  number of shares of Common Stock, then, and in each such event, the number of shares of  Common Stock into which each Preferred  Share is convertible shall be adjusted so that the holder thereof shall be entitled to receive, upon conversion thereof, the number of shares of Common Stock which such holder would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event or the record date therefor, whichever is the earlier. Any adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, on the day upon which such corporate action becomes effective.

(ii)           Mergers, Consolidations, Sales of Assets etc. In case the Corporation shall be a party to any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization of the Corporation,  but excluding  any transaction described in clause (i) above) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities or interests in another Person or other property (including cash) or any combination of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder  of Preferred Shares shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which such share was convertible immediately prior to the consummation of such transaction. Any adjustment made pursuant to this clause (ii) shall become effective immediately upon the consummation of such transaction.

In calculating the adjustments provided in clauses (i) and (ii) above, a Conversion Unit shall include any fractional share resulting from the calculation.

The holder of any Preferred Shares may exercise such holder's right to convert each such share into a Conversion Unit by surrendering for such purpose to the Corporation, at its principal  office  or  at such other office  or  agency maintained by the Corporation  for  that  purpose, a certificate  or  certificates representing the  Preferred Shares  to be converted  accompanied by a written notice  stating that such holder  elects to convert all or a specified whole number  of such shares  in accordance  with the  provisions  of this Section C  of this Article I  and  specifying the  name or names in which such holder wishes the certificate  or  certificates for securities included in  the Conversion Unit or Units to be issued. In case such notice shall specify a name or names other  than  that  of  such  holder,  such  notice  shall be accompanied by payment of all transfer taxes  payable upon the issuance of securities included in the Conversion Unit or Units in such name or names.    Other than such taxes,  the  Corporation  will  pay any  and  all  issue  and  other  taxes  (other

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than taxes based on income) that may be payable in respect of any issue or delivery of the securities and other property then included in a Conversion Unit or Units upon conversion of Preferred Shares pursuant hereto.  As promptly as practicable, and in any event within three Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock (or other securities included in the Conversion Unit or Units) to which the holder of Preferred Shares so converted shall be entitled and (ii) if less than the full number of Preferred Shares evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall be deemed to have been made at the close of business on the date of giving of such notice and such surrender of the certificate or certificates representing the Preferred Shares to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive the securities and other property included in the Conversion Unit or Units in accordance herewith, and the Person entitled to receive the securities and other property included in the Conversion Unit or Units shall be treated for all purposes as having become the record holder of such securities and other property included in the Conversion Unit or Units at such time.  No holder of Preferred Shares shall be prevented from converting Preferred Shares, and any conversion of Preferred Shares in accordance with the terms of this Section C of this Article I shall be effective upon surrender accompanied by a properly completed election notice, whether or not the transfer books of the Corporation for the Common Stock are closed for any purpose.

The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Preferred Shares.  The Corporation shall from time to time, subject to and in accordance with the Act, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding Preferred Shares.

Whenever the number of shares of Common Stock and other property comprising a Conversion Unit into which each Preferred Share is convertible is adjusted as provided in this Section C of this Article I, the Corporation shall promptly mail to the holders of record of the outstanding Preferred Shares at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock and other property comprising a Conversion Unit into which each Preferred Share is convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each Preferred Share is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

D.          Voting Rights.  The holders of the Preferred Shares shall have the following voting rights:

(1)   Without first obtaining the consent or approval of the holders of a majority of the then-outstanding Preferred Shares, voting as a separate class, the

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Corporation will not amend the provisions of the Articles of Incorporation of the Corporation in any manner which would have an adverse impact on the rights and privileges of the Preferred Shares.

(2)   Except as set forth herein, or as otherwise provided by law, holders of the Preferred Shares shall have no voting rights.

(3)   Each outstanding Preferred Share, voting as a single class with the Common Stock, shall be entitled to the number of votes to which the number of Shares of Common Stock comprising a Conversion Unit are entitled on all matters submitted by a vote of holders of Common Stock at a meeting of shareholders other than for the election of Directors of the Corporation.

E.          Reacquired Shares.  Any Preferred Shares converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any Articles of Amendment or Board Resolutions creating a series of Preferred Stock or any similar stock or as otherwise required by law.

F.          Liquidation, Dissolution or Winding Up.  Upon any involuntary or voluntary liquidation, dissolution, recapitalization, winding-up or termination of the Corporation, the assets of the Corporation available for distribution to the holders of the Corporation's capital stock shall be distributed in the following priority, with no distribution pursuant to the second priority until the first priority has been fully satisfied and no distribution pursuant to the third priority until the first and second priorities have both been fully satisfied, FIRST, to the holders of the Preferred Shares for each Preferred Share, a liquidation preference of $1.00 per share, SECOND, to the holders of Common Stock, ratably, an amount equal to (i) $1.00 divided by the number of shares of Common Stock then comprising a Conversion Unit, multiplied by (ii) the number of shares of Common Stock then outstanding, and THIRD, to the holders of the Preferred Shares and the Common Stock (ratably, on the basis of the number of shares of Common Stock then outstanding and, in the case of the Preferred Shares, the number of shares of Common Stock then comprising a Conversion Unit multiplied by the total number of Preferred Shares outstanding), all remaining assets of the Corporation available for distribution to the holders of the Corporation's capital stock.

Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation to a Person or Persons, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section F of this Article I.

G.          Redemption.  The Preferred Shares are not subject to redemption at the option of the Corporation nor subject to any sinking fund or other mandatory right of redemption accruing to the holders thereof.

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RESOLVED FURTHER, that: (i) the Corporation shall file in the office of the New Mexico Public Regulation Commission the statement prescribed by NMSA 1978, Section 53-11-16.D; and (ii) upon such filing, the resolution establishing and designated the Preferred Stock of the “Convertible Preferred Stock, Series A” series and determining the relative rights and preferences thereof, shall become effective and constitute an amendment to the articles of incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Statement of Resolutions to be executed this 23rd day of October, 2008.

PNM RESOURCES, INC.

By:  /s/ Jeffry E. Sterba
        Jeffry E. Sterba
       Chairman and Chief Executive Officer

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[Seal of the State of New Mexico]

OFFICE OF THE
PUBLIC REGULATION COMMISSION

RESTATED CERTIFICATE OF INCORPORATION

OF

PNM RESOURCES, INC.

3316445

The Public Regulation Commission certifies that duplicate originals  of  Restated  Articles of  Incorporation attached hereto,  duly  signed  and  verified  pursuant to  the  provisions of the

BUSINESS CORPORATION ACT
(53-11-1 to 53-18-12 NMSA 1978)
have been received by it and are found to conform to law.

Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Restated Certificate of Incorporation and attaches hereto a duplicate original of the Restated Articles of Incorporation.

Dated:   AUGUST 3, 2006

In testimony whereof, the Public Regulation of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/ Ben R. Lujan
Chairman

/s/ Ann Echols
Bureau Chief

FILED IN OFFICE OF
NM PUBLIC REG. COMM.
AUG -3 2006
CORPORATION BUREAU

RESTATED ARTICLES OF INCORPORATION
OF
PNM RESOURCES, INC.

These Restated Articles of Incorporation are executed in the manner prescribed by the New Mexico Business  Corporation  Act pursuant  to  a resolution adopted by the Board of Directors of PNM Resources, Inc. on February 14, 2006. The Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the original Articles of Incorporation of PNM Resources, Inc. (formerly named Manzano Corporation) as filed March 3, 2000, as amended on April 12, 2001, and July 13, 2001, restated on February 22, 2002, and as further amended on June 27, 2005, and June 21, 2006, and supercede the original Articles of Incorporation and all previous amendments and restatements thereto.

ARTICLE I
Name

The name of the Corporation is PNM Resources, Inc.

ARTICLE II
Period of Duration

The period of its duration is perpetual.

ARTICLE III
Purpose

The purposes of the Corporation are to hold the voting securities of other companies and to engage in any other lawful business for which corporations may be incorporated under the laws of the State of New Mexico. The Corporation shall have all the powers that are lawful for a corporation to exercise under New Mexico law.

ARTICLE IV
Authorized Number of Shares

A. Authorized Capital Shares. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred Thirty (130) Million shares, of  which One Hundred Twenty (120) Million shares shall be Common Stock, no par value, and Ten (10) Million shares shall be Preferred Stock, no par value. Common Stock and Preferred Stock shall be issued for such minimum consideration as authorized by the Board of Directors.
B. Common Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Common Stock subject to the following restrictions and qualifications:
(1)          Dividends. Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any available funds, property or shares.
(2)          Voting Rights. Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock to a meeting of shareholders.   Cumulative voting for the election of directors of the Corporation shall not be permitted.
      (3)           Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution  or  winding up of the Corporation,  the holders of Common Stock shall be  entitled  to  receive  the  net  balance  of  any  assets  of  the  Corporation  remaining  after any distribution of the assets of the Corporation to the holders of Preferred Stock to the extent necessary to satisfy any preferences to the assets.
C.           Preferred Stock. The Board of Directors is authorized by resolution to provide from time to time for the issuance of shares of Preferred Stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of Preferred Stock and its restrictions or qualifications, limited to the following:

(1)  the serial designation, authorized number of shares and the stated value;
(2)  the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;
(3)  the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;
(4)  the amount or amounts to be received by the holders in the event of dissolution, liquidation, or winding up of the Corporation;
(5)  any sinking fund provisions for redemption or purchase of shares of any series;
(6)  the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of other  capital stock,  or  of other series of Preferred Stock, of  the Corporation; and
(7)  the voting rights, if any, for the shares of each series, limited to circumstances when:
(a)           the Corporation fails to pay dividends on the applicable series;
(b)           a proposed amendment to these Articles would have an adverse impact on the rights and privileges of the preferred stockholders; and

(c)           a series of Preferred Stock is convertible into Common Stock, in which case the Board of Directors may confer upon the holders of such Preferred Stock, voting as a single class with holders of Common Stock, the same number of votes to which the number of shares of Common Stock into which the shares of Preferred Stock are convertible are entitled on all matters submitted to a vote of holders of Common Stock at a meeting of shareholders other than for the election of directors; provided, however, that the Board may confer the voting rights described in this clause (c) only to the extent that the aggregate amount of Preferred Stock outstanding with such voting rights is convertible to no more than Twelve (12) Million shares of Common Stock.

D.         Preemptive Rights.  The holders of Common Stock  or  Preferred Stock shall not have a preemptive right to acquire authorized  but  unissued shares, securities convertible into  shares  or  carrying  a  right  to subscribe to or acquire shares, except under such terms and conditions as may be provided by the Board of Directors in its sole judgment.

ARTICLE V

Stock Rights and Options

The Board of Directors in its sole judgment may create and issue rights or options entitling the holders, which may include directors, officers or employees of the Corporation, to purchase from the Corporation shares of any class of stock.
ARTICLE VI

Directors

The number of directors of the Corporation shall be as specified in the Bylaws but shall be no less than five (5) and no more than twelve (12).    The number of directors may be increased or

decreased from time to time as provided in the Bylaws so long as no decrease shall have the effect of shortening the term of any incumbent director.
The initial Board of Directors shall consist of seven members, and the names and addresses of the persons who are to serve as the initial Directors until the first annual meeting of shareholders, or until their successors shall have been elected and qualified, are:

Name	Address
John T. Ackerman	165 Sol de Oro Court Corrales, NM 87048
Robert G. Armstrong	2608 North Washington Roswell, NM 88201
Joyce A. Godwin	904 Brazos Place SE Albuquerque, NM 87123
Benjamin F. Montoya	Alvarado Square, MS 2824 Albuquerque, NM 87158
Theodore F. Patlovich	11109 Bobcat NE Albuquerque, NM 87122
Robert M. Price	14579 Grand Ave. S., Suite 100 Burnsville, MN 55306
Jeffry E. Sterba	Alvarado Square, MS 2802 Albuquerque, NM 87158

ARTICLE VII

Limitation on Liability

The liability of the directors of the Corporation for monetary damages shall be eliminated or limited to the fullest extent permissible under New Mexico law as may be amended from time to time.

ARTICLE VIII

Address of Initial Registered Office and Name of Initial Registered Agent

The address of the Corporation's initial registered office is: Alvarado Square, MS 2822, Albuquerque, NM 87158. The name of the Corporation's initial registered agent at that address is Patrick T. Ortiz.

ARTICLE IX

Incorporator

The name and address of the Incorporator is Public Service Company of New Mexico, Alvarado Square, Albuquerque, New Mexico 87158.

Dated July 31st, 2006.

PNM RESOURCES, INC.

By           /s/Jeffry E. Sterba
Jeffry E. Sterba, Chairman,
President and Chief Executive Officer